Exhibit 99.1
Actinium Pharmaceuticals, Inc.

ACTINIUM PHARMACEUTICALS APPOINTS
RICHARD STEINHART AS NEW INDEPENDENT DIRECTOR

NEW YORK, NY – November 12, 2013 – Actinium Pharmaceuticals, Inc. (OTCQB: ATNM.OB) ("Actinium" or "the Company"), a biopharmaceutical Company developing  innovative targeted payload immunotherapeutics for the treatment of advanced cancers, today announced the appointment of Richard I. Steinhart to its board of directors (Board). The Board also named Mr. Steinhart as Chairman of the Board’s Audit Committee and a member of the Board’s Compensation Committee.

The Company's Chief Executive Officer, Dr. Kaushik Dave, said, "We are very pleased to have Richard join our Board. His financial and industry expertise complements our current, experienced Board members.  He will add valuable knowledge and guidance as we expand and develop our product pipeline."

"It's a great pleasure to be joining the Board of Actinium and to have the opportunity to work with a talented team focused on developing treatments for unmet medical needs in cancer," said Mr. Steinhart.

Mr. Steinhart has been employed by MELA Sciences, Inc, as their Vice President, Finance and Chief Financial Officer, Treasurer and Secretary since April 2006 and in April 2012, Mr. Steinhart received a promotion to Sr. Vice President, Finance. From May 1992 until joining the MELA Sciences Mr. Steinhart was a Managing Director of Forest Street Capital/SAE Ventures, a boutique investment banking, venture capital, and management consulting firm focused on healthcare and technology companies. Prior to Forest Street Capital/SAE Ventures, he was Vice President and Chief Financial Officer of Emisphere Technologies, Inc. Mr. Steinhart’s other experience includes seven years at CW Group, Inc., a venture capital firm focused on medical technology and biopharmaceutical companies, where he was a General Partner and Chief Financial Officer. Until December 2011, Mr. Steinhart served on the Board of Manhattan Pharmaceuticals, Inc., a biopharmaceutical company and was Chairman of its Audit Committee. Mr. Steinhart began his career at Price Waterhouse, now known as PricewaterhouseCoopers. He holds B.B.A. and M.B.A degrees from Pace University and is a Certified Public Accountant (inactive).

About Actinium Pharmaceuticals

Actinium Pharmaceuticals, Inc. (OTCQB: ATNM.OB), is a New York based biopharmaceutical company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers.  Actinium’s targeted radiotherapy is based on its proprietary delivery platform for the therapeutic utilization of alpha emitting actinium-225 and bismuth-213 radiopharmaceuticals in conjunction with monoclonal antibodies.  The Company also develops other radiopharmaceuticals for select applications.

For more information:

Visit our web site www.actiniumpharmaceuticals.com

Contact:

Actinium Pharmaceuticals, Inc.
Investor/Media Relations: Corey Sohmer, (646) 459-4201
Email: csohmer@actiniumpharmaceuticals.com

Forward-Looking Statement for Actinium Pharmaceuticals, Inc.

This news release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Actinium Pharmaceuticals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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